Exhibit 99.1

Pier 1 Imports, Inc. Comments on 13D Filing by Alden Global Capital

FORT WORTH, Texas--(BUSINESS WIRE)--September 19, 2016--Pier 1 Imports, Inc. (NYSE:PIR) today issued the following statement in response to the Schedule 13D filed today by Alden Global Capital:

“Pier 1 Imports values constructive input from investors and regularly engages in dialogue with its shareholders regarding strategy and performance. Pier 1 Imports will continue to engage with shareholders, including Alden Global Capital, and evaluate opportunities to increase long-term shareholder value.

Pier 1 Imports’ board of directors and management team are committed to acting in the best interests of all Pier 1 Imports shareholders. The Company has made significant progress executing its omni-channel strategy, and is well positioned to leverage the strength of this platform and the Pier 1 Imports brand to accelerate growth and improve profitability while delivering value to shareholders.”

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s marketing campaigns and customer databases, consumer spending patterns, inventory levels and values, the Company’s ability to implement planned cost control measures, expected benefits from the real estate optimization initiative, including cost savings and increases in efficiency, changes in foreign currency values relative to the U.S. Dollar, and the Company’s ability to retain a new CEO. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083